                                                                  EXHIBIT 10.2.6

                             CONTRACT OF EMPLOYMENT

          (INCLUDING PARTICULARS OF TERMS OF EMPLOYMENT REQUIRED BY THE
                     EMPLOYMENT RIGHTS ACT 1996 AS AMENDED)

BIOVEX LIMITED OF 70 MILTON PARK, ABINGDON, OXON )X14 4RX (THE COMPANY); AND TONY MILLS OF 1 GARDEN COTTAGES THREEHOUSEHOLDS, CHALFONT ST GILES, BUCKS HP8 4LL.

DATE OF COMMENCEMENT OF EMPLOYMENT

1.1 Your employment with the Company began on 7th February 2002, which is the date of commencement of your period of continuous employment.

1.2 No period of employment with any previous employer will count as part of your period of continuous employment.

JOB TITLE

2    You are employed as Business Development Director.

DUTIES

3.1 You will carry out such duties and comply with such instructions as the Company determines from time to time.

3.2  You will report to the Chief Executive.

3.3 The Company reserves the right to change the job title assigned to your position or the reporting structure in the organisation at any time.

3.4 You will abide by such rules and regulations as may be issued by the Company from time to time.

PLACE OF WORK

4 Your place of work will be the Company's offices - address as above. BioVex reserves the right to relocate your job at any future date within a reasonable radius of Oxford.

REMUNERATION

5.1 Your salary will be L80,000 per annum, which is payable monthly in arrears on the 24th day of each month by bank giro credit direct to your bank. Salary accrues on a daily basis and for the absence of doubt, a day's pay is annual salary/260.

5.2 You will be eligible for a bonus payment of up to 10% that is performance related.

5.3 Salaries are normally reviewed on the 31st March each year and any amendments become effective from that date. Your first salary and bonus review will be 31st March 2002, any revisions to your remuneration will however be effective from your first anniversary.

EXPENSES

6 If you incur expenses in the course of carrying out your duties, you will be reimbursed for these by the Company on production of appropriate vouchers or receipts. Prior approval from the Chief Executive must be obtained for major items.

HOURS OF WORK

7 In view of the nature of your employment there are no normal hours of work but your normal working week will consist of 40 hours. However, you are expected to work such hours as are necessary to carry out your duties to the satisfaction of the Company, subject to the provisions of the Working Time Regulations 1998. No overtime will be paid.

HOLIDAYS AND HOLIDAY PAY

8.1 You are entitled, in addition to the usual bank and public holidays, to 25 working days paid holiday in each calendar year of employment. Where you are employed for part of a calendar year only - either on commencement or termination of your employment - you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant calendar year.

8.2 The dates of your holiday must be approved beforehand by the Chief Executive who will normally try to accommodate individual preferences for holiday dates but the need of the business may have to take precedence, particularly where inadequate notice is given.

8.3 Any unused holiday cannot be carried forward from one calendar year to the next. You will not be paid in lieu for any accrued but untaken holiday.

8.4 On the termination of your employment, where you have taken more or less than your holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay. The adjustment will be either by way of deduction if you have taken more than your entitlement or by way of an additional payment where you have taken less than your entitlement calculated on a pro rata basis by reference to the number of days' holiday in respect of which such adjustment is made. No payment in lieu of holiday accrued but not taken will be made in cases where termination of your employment results from gross misconduct. The Company reserves the right to require you to take all, some or none of your accrued holiday during your notice period.

SICKNESS AND SICK PAY

9.1 If you are absent from work due to illness or injury or for any other reason you must notify the Chief Executive by 10.30 a.m. on the first day of absence by telephone. Should the absence last for two days or more you should contact the Chief Executive on a regular basis to keep him/her informed. On return to work a Self-Certificate must be completed and returned to the Company Secretary.

9.2 If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to illness or injury, you must obtain a Doctor's Certificate and give or send it immediately to the Company Secretary. Thereafter any further absence must continue to be supported by a Doctor's Certificate.

9.3 Failure to comply with the above procedures may also disqualify you from receiving Statutory Sick Pay. For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of the Contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence.

9.4 You are not entitled as of right to receive your normal salary during periods of absence from work due to sickness or injury. You are however entitled to Statutory Sick Pay (SSP) in accordance with the rules laid down by law.

9.5 The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company's choice at any time (whether or not you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

PENSION AND OTHER BENEFITS

10.1 There is a contributory Company Pension Scheme, details of which are available from the Company Secretary, although membership of the Scheme is optional. No contracting out certificate is in force.

10.2 You will be eligible for immediate life insurance cover of four times salary under the Company's life assurance Scheme - subject to the rules of the Scheme, from time to time and subject to such evidence of health as such insurance company may require.

10.3 You are entitled to membership of the Company's Permanent Health Insurance Scheme - subject to the rules of the Scheme, from time to time, details of which can be obtained from the Company Secretary.

10.4 You will be eligible to join the Company's Private Medical Insurance Scheme
     - subject to the rules of the Scheme, from time to time, details of which can be obtained from the Company Secretary.

10.5 BioVex wishes to encourage its employees to share in the Company's success through share option awards. Details can be obtained from the Company Secretary.

CONFLICT OF INTEREST, CONFIDENTIALITY AND INTELLECTUAL PROPERTY

11.1 In the ordinary course of your employment you will be exposed to information about the business of the Company and its clients or collaborators of the Company, which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which if disclosed will be liable to cause significant harm to the Company, its clients or collaborators.

11.2 You must not whether during or after your employment, except as authorised or required by your duties as an employee of the Company, reveal to any person, firm, company or organisation or otherwise make use of any of the trade secrets, secret or confidential operations, processes or dealings or any information (other than that within the public domain) concerning the organisation, business, products/research, finances, transactions or affairs of the Company or any Group company (including lists of the clients of the Company or of any Group company) or any client of the Company or any Group company which may come to your knowledge during your employment, whether or not the same is committed to writing. Nothing in this clause will prevent you from disclosing information to comply with a Court Order or perform any statutory obligation on you to do so.

11.3 The Company's key asset is its intellectual property, both existing and future. A separate Confidentiality and Patent Agreement setting out our expectations in this regard must be signed as confirmation that you understand and accept the provisions made.

ACTIVITIES DURING YOUR EMPLOYMENT

12.1 You will not during your employment, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever. Further, you must not, during your employment, except with the Company's written consent introduce existing or prospective clients of the company or any company in the Group, to any other competing business.

12.2 You must declare to the Chief Executive any interest/connection with an existing or potential client or supplier of the Company. If you are in any doubt, clarification should be sought from the Chief Executive.

12.3 It is Company policy that you must not accept any gift, entertainment or other personal benefit for yourself, or on behalf of a friend or relative, other than one involving no more than normal business courtesy from an external organisation with which BioVex has a business relationship. Additionally, you must not give inducements of any nature (however small) to any similar external organisations. If you are in any doubt, clarification should be sought from the Chief Executive.

DISCIPLINARY AND GRIEVANCE PROCEDURE

13.1 The Company has a disciplinary procedure which is available from the Company Secretary. The disciplinary procedure is not incorporated by reference in this Contract and therefore does not form part of your Contract of Employment.

13.2 If you have a grievance in relation to your employment or are dissatisfied with a disciplinary decision against you, you may apply, either orally or in writing to the Chief Executive. If it is not possible to settle the grievance at this level then the matter will be referred to the Board whose decision shall be final.

TERMINATION OF EMPLOYMENT

14.1 The Company can terminate your employment at any time by giving you six month's notice in writing.

14.2 You may terminate your employment at any time by giving the Company in writing at least six month's written notice.

14.3 Without prejudice to Clause 14.4, the Company reserves the right to require you not to undertake all or any of your duties hereunder during the whole or any part of any period of notice (whether given by you or by the Company) provided always that the Company shall continue to pay your salary and contractual benefits.

14.4 The Company reserves the right to terminate your employment without notice in the case of gross misconduct. Gross misconduct includes (but is not limited to) dishonesty, fraud, breach of Company or client confidentiality, pilferage, being under the influence of alcohol or drugs at work, racial or sexual harassment/discrimination, flagrant disobedience of reasonable orders from superiors, causing actual or threatening physical harm and causing damage to Company property.

COMPANY PROPERTY

15 On request and in any event on termination of your employment for any reason you are required to return to the company all company property including company credit or charge cards, your security pass, all keys, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, company manuals, diaries and address books, computer printouts, plans, projections, research materials, lab books and working papers) together with all copies which are in your possession or under your control. The ownership of all such property and documents will at all time remain vested in the company.

NORMAL RETIREMENT AGE

16 Your employment will automatically terminate on your reaching the age of 60 unless otherwise agreed in writing between the parties.

DEDUCTIONS

17 You hereby authorise the Company, on termination of your employment to make deductions from your salary in respect of any outstanding amounts which are owed by you to the Company or any other company in the Group. You also authorise all or any deductions in respect of tax or national insurance.

COLLECTIVE AGREEMENTS

18 There are no collective agreements directly affecting the terms and conditions of your employment with the Company.

COMPANY RULES, POLICIES, PROCEDURES

19 You must comply at all times with the Company's rules, policies and procedures relating to equal opportunities, harassment, health and safety, confidentiality, sickness, and all other rules and procedures introduced by the Company from time to time. Copies of all rules, policies and procedures are set out in the Employee Handbook and can be obtained from the Company Secretary. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any Company rules, policies or procedures may result in disciplinary action.

CHANGES TO YOUR TERMS OF EMPLOYMENT

20 The Company reserves the right to make changes to any of your terms of employment. Such changes will be notified to you by way of general notice to all employees and will take effect immediately.

Signed on behalf of the Company by      Date February 7, 2002


/s/ Gareth Beynon
-------------------------------------
GARETH BEYNON
CHIEF EXECUTIVE OFFICER

I understand and agree to the terms and conditions of my employment as set out above.


/s/ Tony Mills
-------------------------------------
Employee's signature                    Date February 7, 2002